State of Delaware
Secretary of State
Division of Corporations
Delivered 04:01 PM 11/02/2021
FILED 04:01 PM 11/02/2021
SR 20213683291 - File Number 3548455

STATE OF DELAWARE
CERTIFICATE OF AMENDMENT
OF CERTIFICATE OF INCORPORATION

The corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware does hereby certify:

FIRST: That at a meeting of the Board of Directors of

GHST World Inc.

resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of said corporation, declaring said amendment to be advisable and calling a meeting of the stockholders of said corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that the Certificate of Incorporation of this corporation be amended by changing the Article thereof numbered "replace first paragraph of 4(a)" so that, as amended, said Article shall be and read as follows:

The total number of shares of stock of all classes and series the corporation shall have authority to issue is 310,000,000 shares consisting of (i) 300,000,000 shares of common stock, par value of $0.001 per share and (ii) 10,000,000 (continued on additional page)

SECOND: That thereafter, pursuant to resolution of its Board of Directors, a special meeting of the stockholders of said corporation was duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, said corporation has caused this certificate to be signed this 2nd day of November, 2021.

By: [signature]
Authorized Officer

Title: Chief Executive Officer

Name: Edoardo Riboli
Print or Type

The Certificate of Amendment of Certificate of Incorporation of Article 4(a), continued

shares of preferred stock, par value $0.001 with such powers, designations, preferences, rights and qualifications, limitations or restrictions as may be decided upon by the Company's board of directors..